Exhibit 5.1

John J. DiRocco, Jr. Vice President, Assistant General Counsel and Corporate Secretary SunCoke Energy, Inc. 1011 Warrenville Road Suite 600 Lisle, IL 60532 630.824.1785 Direct jjdirocco@suncoke.com

June 21, 2022

SUNCOKE ENERGY, INC.

1011 Warrenville Road

Suite 600

Lisle, Illinois 60532

Re:	Post-Effective Amendments to Registration Statements on Form S-8 of shares of SunCoke Energy, Inc. common stock, $0.01 par value (the “Common Stock”)

Ladies and Gentlemen:

I am the Vice President, Assistant General Counsel and Corporate Secretary of SunCoke Energy, Inc. (the “Registrant”), a Delaware corporation. This opinion is being delivered in connection with the preparation of the following Post-Effective Amendments No. 1 to Registration Statements on Form S-8 (collectively, the “Post-Effective Amendments”) under the Securities Act of 1933, as amended (the “Securities Act”), which the Registrant is filing with the Securities and Exchange Commission (the “Commission”) with respect to the Prior Plans’ Shares (as defined below) authorized for issuance under the SunCoke Energy, Inc. Omnibus Long-Term Incentive Plan (the “Omnibus Plan”):

Post-Effective Amendment No. 1 to Registration Statement No. 333-176403;

Post-Effective Amendment No. 1 to Registration Statement No. 333-179804; and

Post-Effective Amendment No. 1 to Registration Statement No. 333-224733.

On May 12, 2022 (the “Effective Date”), the Registrant’s stockholders approved the Omnibus Plan. As of the Effective Date, no new awards will be issued under (i) the SunCoke Energy, Inc. Retainer Stock Plan for Outside Directors; and (ii) the SunCoke Energy, Inc. Long-Term Performance Enhancement Plan (collectively, the “Prior Plans”). The total number of shares of Common Stock authorized for issuance under the Omnibus Plan includes, in addition to 2,700,000 new shares (being registered concurrently on a new registration statement on Form S-8), (i) 2,434,445 shares previously authorized for issuance but not granted or subject to outstanding awards under the Prior Plans as of the Effective Date, and (ii) shares subject to outstanding awards under the Prior Plan as of the Effective Date that on or after that date expire or terminate without being settled in shares under the Prior Plans (the “Prior Plans’ Shares”).

SunCoke Energy, Inc.

June 21, 2022

I have examined the Post-Effective Amendments, made such examination of law, and examined originals, or copies certified or otherwise authenticated to my satisfaction, of all such other documents and records of the Registrant and discussed with officers and representatives of the Registrant such questions of fact as I have deemed necessary for the purposes of this opinion.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, the authenticity of the originals of such copies, and the information contained in any such documents, either in original form or copy, is true, complete and correct.

In making my examination of documents executed by parties other than the Registrant, I have assumed that such parties had the power, corporate or otherwise, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or otherwise, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. As to any facts material to the opinion expressed herein which were not independently established or verified, I have relied upon oral or written statements and representations of officers, trustees and other representatives of the Registrant, and others.

Based upon and subject to the foregoing, I am of the opinion that any Prior Plans’ Shares that may be issued by the Registrant pursuant to the Omnibus Plan will be validly issued, fully paid and non-assessable, assuming: (i) the registration by its registrar of such Prior Plan Shares; (ii) the sale thereof by the Registrant in accordance with the terms of the Omnibus Plan; (iii) the receipt of consideration therefor in accordance with the terms of the Omnibus Plan; (iv) the resolutions of the Registrant’s Board of Directors related to the approval of the Omnibus Plan will not have been modified or rescinded; and (v) there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or fully-paid status of the Common Stock.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. I am admitted to the practice of law in the State of Illinois and I do not express any opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware as currently in effect, and the federal law of the United States of America to the extent specifically referred to herein, and I have not considered, and express no opinion as to the effect of any other laws on the opinion stated herein.

I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendments and to all references to me in the Post-Effective Amendments. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

I am providing this opinion letter solely in connection with the filing of the Post-Effective Amendments, and this opinion letter may not be relied upon in any other context. This opinion letter is being furnished solely for the benefit of, and reliance shall be limited to, the addressee hereof and the opinion expressed herein may not be furnished to or relied upon by any other person for any purpose, without my specific prior written consent.

SunCoke Energy, Inc.

June 21, 2022

This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion is given as of the date hereof and I assume no obligation and make no undertaking to update or supplement such opinion after the date hereof to reflect any facts or circumstances that thereafter may come to my attention or any changes that thereafter may occur.

Very truly yours,

/s/ John J. DiRocco, Jr.
John J. DiRocco Jr.